UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a 12

Business Development Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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405 Park Avenue, 14th Floor
New York, NY 10022

July 1, 2015

Dear Stockholder:

Business Development Corporation of America’s (“BDCA”) annual meeting of stockholders was called to order as previously scheduled on June 15, 2015 and the consideration of certain proposals have been adjourned to July 27, 2015 at 3:00 p.m., Eastern Time and will be held at 405 Park Avenue, 14th Floor, New York, New York 10022 in order to provide additional time to gather votes for the necessary quorum.

As noted in the proxy statement dated May 20, 2015 (the “Proxy Statement”), among the options BDCA’s board of directors may consider for a liquidity event is listing BDCA’s shares on a national securities exchange, subject to market conditions and other factors. To facilitate a listing, BDCA is seeking approval from its stockholders to amend certain provisions of its charter. Your vote is important no matter how many shares you own. Please vote in favor of all proposals following the instructions in the Proxy Statement.

Stockholders who already voted do not need to recast their votes. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting as instructed unless revoked. We will continue to solicit proxies until the meeting reconvenes. We encourage all stockholders who have not yet voted to do so before July 27, 2015 at 3:00 p.m., Eastern Time. Stockholders may vote in the manner described in the proxy statement.

By Order of the Board of Directors /s/ Nicholas Radesca Nicholas Radesca, Chief Financial Officer, Treasurer and Secretary

This information is being provided to stockholders in addition to our Proxy Statement filed with the Securities and Exchange Commission (the “SEC”). Copies of our definitive proxy statement and any other materials that we file with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov. Please read the complete Proxy Statement and any additional proxy soliciting materials that we may file with the SEC carefully before you make a voting decision as they contain important information. Only stockholders who held BDCA’s common stock as of the record date of April 30, 2015 are eligible to vote.